Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2023, relating to the financial statements of Caribou Biosciences, Inc., appearing in the Annual Report on Form 10-K of Caribou Biosciences, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche

San Francisco, California

March 9, 2023